The Board of Directors
The Travelers Insurance Company:

We consent to the inclusion in this Post-Effective Amendment No. 6 to the registration statement (No. 33-33691) on Form S-2, filed by The Travelers Insurance Company, of our reports, dated January 17, 1995, and to the reference to our firm as experts under the heading "Independent Accountants" in the prospectus. Our reports refer to a change in accounting for investments in accordance with the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and
Equity Securities.

KPMG PEAT MARWICK LLP

Hartford, Connecticut
April 12, 1995